Exhibit 10.70

AMENDMENT #1

to

Employment Agreement

dated March 31, 2008 (the “Agreement”)

by and between

Rackable Systems, Inc. (“Company”)

and

James Wheat

Effective as of the last date signed below, the parties hereby amend the Agreement as follows:

1.	The definition of “Start Date” as set forth in the second sentence of the opening paragraph is hereby modified as follows:

“Your employment shall commence on April 21, 2008 (“Start Date”), at which time you will serve in an interim capacity, becoming acquainted with the Company’s personnel, systems and processes. You will assume the role of Chief Financial Officer (“CFO”) immediately upon the resignation of the Company’s current CFO from the position, the exact date of which will be mutually determined once you are employed with the Company.”

2.	Section 1 of the Agreement entitled “COMPENSATION” is hereby modified to add the following subsection “d” as if it were made a part of the original Agreement:

“d. Sign-On Bonus. You will be entitled to a one time sign-on bonus of Twenty-Five Thousand Dollars ($25,000) that will be paid on the first pay period following your first day of employment. This bonus is recoverable by the Company if you leave voluntarily or if you are terminated for cause within one year of your Start date. Therefore, you agree to repay the bonus upon your last day of work should your employment terminate for reasons as stated above. The sign-on bonus will be subject to statutory deductions and withholdings.”

3.	Except as amended herein, the Agreement remains in full force and effect, without modification.

Rackable Systems, Inc.

By:	/s/ MARK BARRENECHEA	/s/ JAMES WHEAT
	Mark Barrenechea	James Wheat
CEO and President

	April 9, 2008	April 14, 2008
	Date	Date